Exhibit 3.3

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/08/1999
991431338 - 3108629

CERTIFICATE OF INCORPORATION
OF
AFFILIATE INVESTMENT, INC.

FIRST:	The name of the Corporation (hereinafter referred to as the “Corporation”) is Affiliate Investment, Inc.

SECOND:

The Corporation’s registered agent in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, New Castle County, Delaware 19805 and its registered agent at that address is Corporation Service Company.

THIRD:	The purpose of the Corporation is to engage in any lawful activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:	The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000) shares of common stock with a par value of One Cent ($.01) per share.

FIFTH:	The name and mailing address of the Incorporator is Joan M. Stoltzfus, Connolly, Bove, Lodge & Hutz, 1220 Market Street, P.O. Box 2207, Wilmington, Delaware, 19899.

SIXTH:	The Board of Directors of the Corporation is authorized and empowered to make, alter, amend and repeal the Bylaws of the Corporation.

SEVENTH:

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this provision does not eliminate or limit the liability of a director for (i) a breach of a director’s duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of a director is expressly provided for by statute, including § 174 of the Delaware General Corporation Law. Any repeal or amendment of this provision by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not liable as set forth in the preceding sentences, a director shall be exonerated from liability to the fullest extent permitted by any provision of the Delaware General Corporation Law hereafter enacted that further limits the liability of a director.

I, the undersigned Incorporator, hereby acknowledge that the foregoing certificate of incorporation is my act and deed and that the facts therein stated are true, and accordingly hereunto have set my hand this 8th day of October,1999

JOAN M. STOLTZFUS